4
1
<SROS>NONE
<REPORTING-OWNER>
  0001017465
  Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  INSTEEL INDUSTRIES, INC.
  0000764401
  <IRS-NUMBER>56-0674867
</SUBJECT-COMPANY>
<PERIOD>12/10/02
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Gazmarian, Michael C.
   1373 BOGGS DRIVE
   MOUNT AIRY,

   NORTH CAROLINA  27030
2. Issuer Name and Ticker or Trading Symbol
   INSTEEL INDUSTRIES, INC. (IIIN)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   12/10/02
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Treasurer
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $2.1200         12/10/02       D (1)                      38,323.00                     02/16/11
to buy)
Incentive Stock Option (right  $4.6875         12/10/02       D (1)                      14,186.00                     08/10/08
to buy)
Incentive Stock Option (right  $5.2500         12/10/02       D (1)                      17,187.00                     08/08/10
to buy)
Incentive Stock Option (right  $6.3750         12/10/02       D (1)                      10,431.00                     02/03/08
to buy)
Incentive Stock Option (right  $6.5625         12/10/02       D (1)                      10,172.00        (2)          02/09/09
to buy)
Incentive Stock Option (right  $7.0000         12/10/02       D (1)                      3,571.00                      02/13/06
to buy)
Incentive Stock Option (right  $7.1250         12/10/02       D (1)                      3,508.00                      08/06/06
to buy)
Incentive Stock Option (right  $7.5000         12/10/02       D (1)                      3,333.00                      08/15/05
to buy)
Incentive Stock Option (right  $7.5625         12/10/02       D (1)                      7,404.00                      08/11/07
to buy)
Incentive Stock Option (right  $7.8750         12/10/02       D (1)                      3,175.00                      02/07/05
to buy)
Incentive Stock Option (right  $8.3750         12/10/02       D (1)                      2,125.00                      02/01/10
to buy)
Incentive Stock Option (right  $8.5000         12/10/02       D (1)                      20,000.00                     09/23/04
to buy)
Incentive Stock Option (right  $9.1250         12/10/02       D (1)                      2,739.00                      02/04/07
to buy)
Incentive Stock Option (right                  12/10/02       D (1)                      8,735.00         (2)
to buy)
Non-Qualified Stock Option     $2.1200         12/10/02       D (1)                      6,488.00                      02/16/11
(right to buy)
Non-Qualified Stock Option     $5.2500         12/10/02       D (1)                      908.00                        08/08/10
(right to buy)
Non-Qualified Stock Option     $8.3750         12/10/02       D (1)                      7,457.00                      02/01/10
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  12/10/02  Common Stock                   38,323.00                 0.00          D   Direct
to buy)
Incentive Stock Option (right  12/10/02  Common Stock                   14,186.00                 0.00          D   Direct
to buy)
Incentive Stock Option (right  12/10/02  Common Stock                   17,187.00                 0.00          D   Direct
to buy)
Incentive Stock Option (right  12/10/02  Common Stock                   10,431.00                 0.00          D   Direct
to buy)
Incentive Stock Option (right  12/10/02  Common Stock                   10,172.00                 0.00          D   Direct
to buy)
Incentive Stock Option (right  12/10/02  Common Stock                   3,571.00                  0.00          D   Direct
to buy)
Incentive Stock Option (right  12/10/02  Common Stock                   3,508.00                  0.00          D   Direct
to buy)
Incentive Stock Option (right  12/10/02  Common Stock                   3,333.00                  0.00          D   Direct
to buy)
Incentive Stock Option (right  12/10/02  Common Stock                   7,404.00                  0.00          D   Direct
to buy)
Incentive Stock Option (right  12/10/02  Common Stock                   3,175.00                  0.00          D   Direct
to buy)
Incentive Stock Option (right  12/10/02  Common Stock                   2,125.00                  0.00          D   Direct
to buy)
Incentive Stock Option (right  12/10/02  Common Stock                   20,000.00                 0.00          D   Direct
to buy)
Incentive Stock Option (right  12/10/02  Common Stock                   2,739.00                  0.00          D   Direct
to buy)
Incentive Stock Option (right  12/10/02  Common Stock                   8,735.00                  0.00          D   Direct
to buy)
Non-Qualified Stock Option     12/10/02  Common Stock                   6,488.00                  0.00          D   Direct
(right to buy)
Non-Qualified Stock Option     12/10/02  Common Stock                   908.00                    0.00          D   Direct
(right to buy)
Non-Qualified Stock Option     12/10/02  Common Stock                   7,457.00                  0.00          D   Direct
(right to buy)

Explanation of Responses:

(1)
Cancellation of option in connection with option exchange program.
(2)
Option vests in 5 equal installments beginning on the grant date.

SIGNATURE OF REPORTING PERSON
/S/ By: Gary D. Kniskern
    For: Michael C. Gazmarian
DATE 12/10/02